FOR IMMEDIATE RELEASE	Exhibit 10.1

Private and Confidential
Mr. Patrick Kaltenbach

Date: December 14, 2020

Employment Agreement

dated as of December 14, 2020 between Mettler-Toledo International Inc., Greifensee Branch, Im Langacher, 8606 Greifensee, Switzerland (“Company”), and Patrick Kaltenbach (“Employee”).

The Employee is aware that METTLER-TOLEDO fosters a corporate culture based on long-term oriented strategy and governance, sustainable value creation and the long-term relationships with all stakeholders including executives, and the parties intend to enter into an employment relationship on this basis.

This employment agreement (“Agreement”) between the Company and the Employee is governed by the terms and conditions set forth below:

Function	Until March 30, 2021: CEO designate for an introductory period, reporting to the Chief Executive Officer of the Company.

As of April 1, 2021: President and Chief Executive Officer of the Company, and chairman of the Group Management Committee (“GMC”) of the METTLER-TOLEDO Group (“Group”), in both roles reporting to Board of Directors of Mettler-Toledo International Inc. (“Board”).

The duties and responsibilities of the Employee shall be as set forth in the applicable regulations and directives promulgated by or under the direction of the Board as amended from time to time, and further shall be those commonly associated with the Employee's position.

Place of Work	Greifensee, Switzerland. Given the international presence of the Group and the Employee’s duties, he will be required to travel very frequently.

Working Time
The employment shall be a 100% employment. The minimum working hours per week shall be those generally applicable in the Company for a 100% employment. The Employee shall dedicate full working capacity to the Company and shall devote as much time to the performance of his duties hereunder as necessary. Overtime work performed by the Employee is considered fully compensated by the remuneration set forth in this Agreement.

Remuneration
Annual base salary of CHF 800,000 gross per annum, payable in twelve equal monthly installments of CHF 66,666.65 gross. The Employee is not entitled to an automatic salary increase.

Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER-TOLEDO pursuant to the applicable plan and regulations as amended from time to time (“POBS Plan”). Under the POBS Plan, the Employee is eligible to be awarded a cash bonus paid in CHF based upon achievement of various financial and personal targets. At 100% target achievement, the bonus amount is set at 50% of the applicable gross base salary. The maximum payout is capped at 170% of the applicable gross base salary. The scaling of the bonus system and the selection and weighting of targets, including personal targets, are at the sole discretion of the Compensation Committee of the Board.

Participation in the Equity Incentive Plans, as amended from time to time, with a fair value at grant of USD 4,000,000 per annum.

In respect of financial year 2021, the Employee will be awarded a pro rata grant on April 1, 2021 with a fair value at grant of USD 2,333,333.35, of which two thirds will be granted in the form of options and one third in the form of Performance Share Units (“PSUs”). In respect of financial year 2022, the Employee will be awarded a grant in November 2021 with a fair value at grant of USD 4,000,000, of which two thirds will be granted in the form of options and one third in the form of PSUs. Both grants will only be awarded in case of an ongoing employment relationship at the time of grant and will be governed by the terms and conditions as set forth in separate agreements.

Replacement awards and severance: As set forth in Annex 1.

Deductions: The Company will deduct from any remuneration of the Employee under this Agreement the applicable Employee contributions, respectively premiums to social security schemes (AHV / IV, EO, ALV), as well as applicable withholding taxes, if any, payable by the Employee in accordance with the respective laws and regulations. All other taxes will be the responsibility of the Employee.

Expenses
Expense allowance pursuant to the applicable terms and conditions of the Company's expense reimbursement regulations (as amended from time to time), currently CHF 15,600 per annum, payable in twelve equal monthly installments of CHF 1,300. No commuting or car allowance will be paid.

Relocation Assistance
The Company will reimburse the Employee for costs of up to USD 40,000 incurred in connection with the relocation from Los Gatos (San Jose), US, to Switzerland upon provision to the Company of the respective receipts. Broker commissions will not be reimbursed.

The Company will further reimburse the Employee for costs of up to USD 30,000 incurred until December 31, 2021 in connection with tax advice in connection with the relocation / new position.

The Employee is not entitled to any housing or schooling allowance.

Tax Equalization	The parties acknowledge that any matters relating to tax equalization for U.S. purposes, if applicable, remain to be separately resolved.

Share Ownership Requirement
The Employee is required to hold METTLER-TOLEDO shares with a market value of USD 750,000 as from January 25, 2022, of USD 1.5 million as from January 25, 2023, of USD 2.5 million as from January 25, 2024, of USD 4 million as from January 25, 2025, and of USD 5.5 million as from January 25, 2026. For purposes of this provision, shares shall also include the value of vested options that are in the money.

Personnel Insurance
The Employee is insured under the METTLER-TOLEDO accident and disability insurance and life insurance, as amended from time to time, at the Company’s expense. The maximum premium payable by the Company for the disability and life insurance is capped at CHF 50,000 per annum.

The Company does not provide for any health insurance or health insurance allowance.

Pension Fund
Participation in the pension plan for GMC members, as amended from time to time, with Employee and Employer defined contributions at the Company’s expense. The insured salary is 77.2727% of the target salary (comprising the base salary and the cash bonus at target), subject to limits applicable under Swiss law.

The pension fund and the Employee's contributions thereto are governed by the applicable regulations of the Company's pension fund institution.

Vacation
30 working days per calendar year.

Vacation days are to be taken during the calendar year and cannot be deferred to the following year. In case of commencement / termination of this Agreement during the course of a calendar year, the Employee is entitled to a pro rata vacation.

Duration / Notice Period
This Agreement shall start on January 25, 2021 and shall be concluded for an indefinite period of time.

Either party may terminate the employment by giving 12 months' written notice with effect as of the end of a calendar month. This Agreement may further be terminated for cause pursuant to Article
337 of the Swiss Code of Obligations at any time and with immediate effect.

Outside Board Mandates
The Employee shall not serve on any third party board of directors until the second anniversary of his start date. Thereafter, he may serve on no more than one such board of directors in a non- executive role, subject to prior approval by the Board. The Employee may continue to serve on the board of the Analytical, Life Science & Diagnostics Association (ALDA).

The Employee further agrees that he will not directly or indirectly advise, serve as a director, employee, agent etc. or perform duties for another firm, person, company or another organization (against payment or without payment), unless the Board has given prior written approval.

Duty of Care and Loyalty
The Employee shall diligently and carefully perform the work assigned to him and shall observe in good faith directives and specific instructions given to him. The Employee acknowledges that his management function requires a higher degree of loyalty to the Company. The Employee is expected to invest his entire work to the benefit of the Company and to refrain from any activities which could have an adverse effect on or conflict with the Company's or its affiliates' interests or the Employee's performance.

In case of any conflict between personal and the Company's or its affiliates' interests, the Employee undertakes to observe the Company's interest, in particular with respect to the exercise of a public office.

Confidentiality
During the employment and after its termination, the Employee shall neither communicate to third parties nor make use of any confidential information which he becomes aware of during the course of the performance of his function for the Company. Confidential information shall comprise anything for which it cannot be shown that it was already known to the public at the relevant point in time, particularly information about any kind of know-how (e.g., inventions, developments, data collections and databases, procedures and concepts, toolboxes, business relationships, and customer database or information) that is relevant for the Company, its affiliates or for persons who stand in relation or cooperate with them.

Intellectual Property Rights
The rights to any work products and any know-how, which the Employee creates or in which creation he participates while performing his employment activity belong exclusively to the Company. To the extent that work products are protected by copyrights, the Employee hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use.

Return of Property
Immediately upon request but in no case later than at the date on which the employment is terminated, the Employee shall – without any request from the Company – return to the Company all work products related to the Company or its affiliates and the like regardless of the form in which they exist (including computer files, source codes and documentation), as well as any devices (notebooks, cellphones, tablets etc.) provided by the Company. The Employee further acknowledges that it shall be strictly forbidden to make any records or copies of such work products, of products and documents pertaining to the Company or its affiliates, of contracts and correspondence for his private use or purposes unrelated to the performance of this Agreement.

Non-compete /non-solicit	The Employee shall, during the term of this Agreement and for a period of 12 months after the end thereof, refrain, on a world-wide basis, from engaging in any activity directly or indirectly competing with the Company and its affiliates. Without limitation of the foregoing, any of the companies set forth in the list acknowledged separately by the Employee on the date hereof shall be considered to be in competition with the Company and its affiliates; the Company may unilaterally update that list of companies from time to time.

In particular, the Employee agrees that he will not: (1) be partially or fully employed by or independently render services or advise a business that develops, produces, distributes or offers the same or similar products and / or services as the Company and its affiliates or that advises on such products and / or services; (2) directly or indirectly engage or invest in or establish any such business (whereby a participation in a public company up to 3% of the voting capital shall be regarded as a permissible participation within the terms of this provision); and (3) solicit, interfere with or endeavor to entice away from the Company or its affiliates any person who is employed by the Company or its affiliates.

As consideration for the Employee’s compliance with these post-contractual non-compete and non-solicit covenants, the Company undertakes to pay to the Employee a monthly gross amount of CHF 33,333.35 (“Non-Compete Compensation”). The Company is entitled to deduct from the Non-Compete Compensation any income of the Employee from his activities during the corresponding period. Upon request of the Company, and in any event at the end of every calendar quarter, the Employee shall inform the Company of any such income in writing. Should the post-contractual non-compete and non-solicit covenants lapse or not be applicable, the obligation of the Company to pay the Non-Compete Compensation shall lapse. The Company is entitled, at its sole and entire discretion, to waive the post-contractual non-compete and non-solicit covenants by giving one month written notice to the Employee, effective at the end of a calendar month. In that case, the obligation of the Company to pay the Non-Compete Compensation shall cease as soon as the waiver becomes effective.

The Company retains the right to request the Employee to immediately cease any breach of these non-compete and non-solicitation covenants and may seek court orders, including interim orders, prohibiting such breaches. The Employee acknowledges and agrees that the non-compete and non-solicitation covenants remain in full force and effect in case the Employee is released from his obligation to work (garden leave).

General Terms	Unless otherwise stipulated in this agreement, the general rules of employment (“Allgemeine arbeitsvertragliche Bestimmungen (AVB)”) of our Swiss operations apply.

Amendments
Any amendments to this Agreement shall be made in writing in order to have legal effect. The Company reserves the right to unilaterally change or amend any of the documents, plan rules or regulations referred to in this Agreement at any time.

Applicable Law / Jurisdiction
This Agreement shall be governed by the substantive laws of Switzerland. All disputes arising out of or in connection with this Agreement shall be subject to the jurisdiction of the courts of the domicile or seat of the defendant or the Employee's ordinary place of work.

Mettler-Toledo International Inc.                        The Employee

/s/ Robert F. Spoerry /s/ Christian Magloth             /s/ Patrick Kaltenbach

Robert F. Spoerry Christian Magloth                 Patrick Kaltenbach

Annex 1

In view of the Employee leaving his previous employer and the awards that he will forfeit with his previous employer as a result of joining the Company, the Company agrees to make the following payments and grants to the Employee on the terms and subject to the conditions set forth below:

Equity Grant
On January 25, 2021, the Employee will be granted:

          (1) Restricted Stock Units (“RSUs”) under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan (“Plan”) with a fair value at grant of USD 1,500,000, which vest in three equal tranches on the first, second and third anniversary of the grant date; and

          (2) Options under the Plan with a fair value at grant of USD 1,500,000, which vest in five equal tranches on the first, second, third, fourth and fifth anniversary of the grant date and terminate on the tenth anniversary of the grant date.

Unless expressly otherwise stated above, the provisions of Plan and the applicable agreement shall apply.

Severance
Irrespective of the preceding paragraph, if the employment terminates prior to January 25, 2022 as a result of dismissal other than for cause by the Company, the Company shall pay the Executive, within 30 business days of the last day of employment, an amount equal to the product of (i) the monthly base salary and (ii) the difference between 24 months and the number of full months between the start date and the last day of employment, minus any base salary paid throughout the notice period.

Acknowledgment

Confidential